EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Cumberland Pharmaceuticals, Inc.:

We consent to the use of our report included herein and to the reference to our firm under the heading “Experts” in the prospectus. Our report refers to a change in accounting for stock-based compensation in 2006.

Nashville, Tennessee
July 6, 2007